UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	13-2744380
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3333 New Hyde Park Road
New Hyde Park, New York	11042
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered

Class H Depositary Shares, each of which represents a one-one hundredth fractional interest in a share of 6.90% Class H Cumulative Redeemable Preferred Stock, liquidation preference $2,500.00 per share, of the Registrant

New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: 333-158762.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

Item 1.  Description of Registrant’s Securities to be Registered.

Kimco Realty Corporation (the “Registrant”) registers hereunder its Class H Cumulative Redeemable Preferred Stock (the “Preferred Stock”) and the depositary shares representing the Preferred Stock (the “Depositary Shares”).  The sections entitled “Description of Preferred Stock,” found on page 23 of the prospectus (the “Prospectus”) forming part of the Registrant’s Registration Statement on Form S-3 (File No. 333-158762) (the “S-3 Registration Statement”) and “Description of Depositary Shares,” found on page 29 of the Prospectus are incorporated herein by reference.  The section captioned “Description of Class H Preferred Stock and Depositary Shares” found on page S-11 of the Registrant’s prospectus supplement, dated August 23, 2010, filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and forming a part of the S-3 Registration Statement, is also incorporated herein by reference.

Item 2.  Exhibits.

The following exhibits are incorporated by reference in this Registration Statement.

3.1	Articles of Amendment and Restatement of the Company, dated August 4, 1994 [Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994].

3.2

Articles Supplementary relating to the 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated May 7, 2003 [Incorporated by reference to the Company’s filing on Form 8-A dated June 3, 2003].

3.3

Articles Supplementary relating to the 7.75% Class G Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated October 2, 2007 [Incorporated by reference to the Company’s filing on Form 8-A12B dated October 9, 2007].

3.4	Articles Supplementary relating to the Registrant’s 6.90% Class H Cumulative Redeemable Preferred Stock, $1.00 par value per share (filed herewith).

3.5	Amended and Restated By-laws of the Company dated February 25, 2009 [Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008].

99.1	Form of Deposit Agreement (Incorporated by reference to Exhibit 4(k) included in the S-3 Registration Statement).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KIMCO REALTY CORPORATION

(Registrant)

By: /s/ Glenn G. Cohen

Glenn G. Cohen

Executive Vice President,

Chief Financial Officer and Treasurer

August 24, 2010